Exhibit 99.1

Calix Reports Preliminary Second Quarter 2012 Estimates

PETALUMA, CA, July 11, 2012 — Calix, Inc. (NYSE: CALX) today announced that preliminary estimates for revenue and non-GAAP earnings per share would be below previous guidance for the second quarter of 2012.

Preliminary estimates for the second quarter are for revenue to be approximately $79 million, flat with the first quarter of 2012, and non-GAAP earnings per share to be 4 cents per share, up from 1 cent per share in the first quarter of 2012. On May 1, 2012, the company provided guidance for the second quarter ending June 30, 2012 for revenue to range between $93 to $97 million and non-GAAP earnings per share to be between 7 to 11 cents per share. The revised estimates for the second quarter reflect softness in demand across multiple customer markets which the company believes is due to a slowdown in capital expenditures by service providers increasingly concerned about macro-economic conditions and uncertainties associated with the implementation of regulatory reforms.

“While we are clearly disappointed in these estimated results, we are encouraged by the progress we are making in building our international business which saw a sequential increase in shipments and by a relatively strong month in June for bookings for domestic customers,” said Carl Russo, president and CEO of Calix.

Calix will provide further commentary on these issues and their potential impact on the company’s third quarter results during its second quarter financial results conference call which is scheduled for 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on July 31, 2012. Interested parties can listen to a live webcast of the conference call by visiting the Calix Investor Relations website at http://investor-relations.calix.com. A replay of the webcast will also be available on the same website following the completion of the call.

About Calix

Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to be the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com.

This press release contains forward-looking statements, including preliminary estimates for the second quarter of 2012 for revenue and non-GAAP earnings per share, that are based upon management’s current expectations and are inherently uncertain. The revenue and non-GAAP earnings per share estimates referenced in this press release are preliminary and subject to the completion of the company’s customary quarterly closing and review procedures. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this

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release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company’s business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company’s 2011 Annual Report on Form 10-K and its report on Form 10-Q for the fiscal quarter ended March 31, 2012, available at http://www.sec.gov.

Contact Information

Investor Relations Contact:

David H. Allen

510-360-3703

David.Allen@Calix.com